UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-05349				November 16, 2023
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs Trust
4. Address of principal executive office (number, street, city, state, zip code):

71 South Wacker Drive, Chicago, IL 60606

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of March 31, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 2023, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from July 31, 2022 (the date of our last examination), through March 31, 2023:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of March 31, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 16, 2023

Schedule of Funds

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman
Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of March 31, 2023 and from July 31, 2022 or, if a later date, the commencement of operations of a Fund through March 31, 2023.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2023, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

November 16, 2023
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

November 16, 2023
Date

Appendix A

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of April 30, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2023 and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from March 31, 2023 (the date of our last examination), through April 30, 2023:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of April 30, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 16, 2023

Schedule of Funds

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman
Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of April 30, 2023 and from March 31, 2023 through April 30, 2023.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2023, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title November 16, 2023
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title November 16, 2023
Date

Appendix A

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of May 31, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2023 and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from April 30, 2023 (the date of our last examination), through May 31, 2023:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of May 31, 2023 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 16, 2023

Schedule of Funds

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302
Goldman
Sachs

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of May 31, 2023 and from April 30, 2023 through May 31, 2023.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2023, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title November 16, 2023
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title November 16, 2023
Date

Appendix A

Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Markets Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Bond Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Large Cap Core Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Growth Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs Emerging Markets Equity ex. China Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs Income Builder Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund